EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: February 14, 2023

For and on behalf of

MORNINGSIDE VENTURE INVESTMENTS LIMITED

By:	/s/ Frances Anne Elizabeth Richard
Frances Anne Elizabeth Richard, Director

For and on behalf of

MVIL, LLC

By:	/s/ Cheng Yee Wing Betty
Cheng Yee Wing Betty, Manager

/s/ Frances Anne Elizabeth Richards
Frances Anne Elizabeth Richards

/s/ Jill Marie Franklin
Jill Marie Franklin

/s/ Peter Stuart Allenby Edwards
Peter Stuart Allenby Edwards

/s/ Cheung Ka Ho
Cheung Ka Ho

/s/ Cheng Yee Wing Betty
Cheng Yee Wing Betty

/s/ Wong See Wai
Wong See Wai